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                                                                   Exhibit 10.11

January 17, 2000

Mr. Diego Piacentini
20090 Segrate (Milano)
Italy

RE:  Offer of Employment

Dear Diego:

On behalf of Amazon.com Inc. (the "Company") and its affiliates, I am very pleased to offer you the position of Sr. Vice President, International. This letter clarifies and confirms the terms of your employment with the Company.

Start Date
Unless we mutually agree otherwise, you will commence employment on or before April 15, 2000.

Salary
Your starting salary will be $175,000 annualized payable monthly in accordance with the Company's standard payroll practice and subject to applicable withholding taxes. Because your position is exempt from overtime pay, your salary will compensate you for all hours worked. Your base salary will be reviewed annually by the Board of Directors or its Compensation Committee, and any increases will be effective as of the date determined by the Board or its Compensation Committee. If in the future, Amazon.com establishes an Italian company and the terms of the then current tax treaty between the US and Italy allow, your compensations will not be subject to U.S. social security withholding.

Signing Bonus
In appreciation for your decision to join us, the Company will pay you a signing bonus in the amount of $1,900,000, payable in two installments ($1,000,000 payable on the date of your first regular paycheck and $900,000 payable on the date of your paycheck following the anniversary of your start date) in accordance with the Company's standard payroll practice and subject to applicable withholding taxes. If your employment with the Company ends as a result of voluntary termination or termination for cause prior to the first anniversary of your Start Date, you will be responsible for reimbursing the Company for the first $1,000,000 bonus, on a pro-rated monthly basis. If your employment with the Company ends as a result of voluntary termination or termination for cause after the first anniversary of your Start Date but before the second anniversary, you will be responsible for reimbursing the Company for the second $900,000, on a pro-rated monthly basis.

Benefits
You will also be entitled, during the term of your employment, to such vacation, medical and other employee benefits as the Company may offer from time to time, subject to applicable eligibility requirements. The Company does reserve the right to make any modifications in the benefits package that it deems appropriate. The Company's Current vacation policy is to provide you with two weeks paid vacation per year in the first year of you employment and three weeks per year thereafter during the term of your employment. You are also eligible to participate in Amazon.com's 401(k)-retirement plan the first quarter after 90 days of employment and to enroll in our major medical plan on the first entry date following the commencement of your employment. Relocation benefits as discussed will also be included, a summary of which will be provided.
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Stock Options
As we discussed, The Company takes a long-term approach to investment, and its employees are its most important investment. Our compensation structure is weighted towards equity ownership because we believe we will create the most value for the Company and its shareholders over time by having employees think and act like, and therefor be, owners. To this end, and subject to Board of Directors' approval, you will be granted a 10-year option to purchase 300,00 shares of Amazon.com common stock. This option will vest at the rate of 60,000 shares at the end of your first year of employment. The remaining shares will vest at the rate of 60,000 shares at the end of years 2 through 5 of your employment. In addition, you will be granted a 10-year option to purchase 300,00 shares of Amazon.com common stock, which will vest at the rate of 60,000 shares at the end of each year of employment after the first 5 years of employment. The strike price on your stock option grants will be the fair market value per share of such stock on the later of the Start Date or the date that the Compensation Committee approves your grants. Your option will be documented by delivery to you of a Stock Option Letter Agreement specifying the terms and condition of the option.

Relocation
As discussed, the Company will provide relocation assistance for you and your family to relocate from your current residence to Seattle, Washington, USA. Please see attachment A for specific information.

Expatriate Benefits
As an expatriate to the United States of America, the Company will provide certain expatriate benefits to assist you and your family in your expatriation to the United States. Please see attachment B for specific Information.

Employment at Will
If you accept our offer of employment, you will be an employee-at-will, meaning that either you or the Company may terminate our relationship at any time for any reason, with or without cause. Any statement to the contrary that may have been made to you, or that may be made to you, by the Company, its agents, or representatives are superseded by this offer letter.

Confidentiality, Non Competition and Invention Assignment Agreement
As a condition of your employment pursuant to this offer letter, we do require that you sign the enclosed Confidentiality, Non-competition and Invention Assignment Agreement. The Company's willingness to grant you the stock options referred to above is based in significant part on your commitment to fulfill the obligations specified in that agreement. In exchange for you agreement with the terms of the Confidentiality Agreement, the Company will pay you $400,000 upon the start of you employment.

You should know that the agreement will significantly restrict your future flexibility in many ways. For example, you will be unable to seek or accept certain employment opportunities for a period of 18 months after you leave the Company. Please review the agreement carefully and, if appropriate have your attorney review it as well.
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Additional Provisions
The terms described in this letter, if you accept this offer, will be the terms of your employment, and this letter supersedes any previous discussions or offers. Any additions or modifications of these terms would have to be in writing and signed by you and an officer of the company.

If you wish to accept employment with the company, please indicate so by signing both copies of this letter and both copies of the enclosed Confidentiality , Non-competition and Invention Assignment Agreement, retaining on of each for you files and returning the other to Joe Galli on or before 1-21-00, upon which date this offer will expire.

We are excited about the possibility of your joining us. I hope that you will accept this offer and look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

Sincerely,

/s/ Joe Galli

Joe Galli
President & COO
Amazon.com, Inc.

ACCEPTANCE
I accept employment with Amazon.com, Inc. Under the terms set fourth in this letter:

/s/ Diego Piacentini                January 21, 2000
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Signature                           Date

Printed Name: DIEGO PIACENTINI      Start Date:
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